Exhibit 23.1





               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of VidaMed, Inc. for the registration of 1,100,000 shares of its Common Stock, the registration of 100,000 Warrants to purchase shares of its Common Stock and to the incorporation by reference therein of our report dated January 19, 1996, except for Note 11 as to which the date is March 7, 1996, with respect to the consolidated financial statements of VidaMed, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                                    ERNST & YOUNG LLP



Palo Alto, California
January 17, 1997



                                      II-7